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                                                                                                      EXHIBIT 99

                                                  SOLUTIA INC.
                              COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                                              (DOLLARS IN MILLIONS)

                                                                                                    THREE MONTHS
                                                                                                       ENDED
                                        1998        1999        2000        2001        2002       MARCH 31, 2003
                                        -----       -----       -----       -----       -----      --------------
Income (loss) from continuing
  operations, before income taxes and
  equity earnings (loss) from
  affiliates(1).......................  $ 352       $ 262       $  (5)      $(111)      $ (32)         $  (29)

Add:
     Fixed charges....................     58          62          85          83          98              26
     Amortization of capitalized
       interest.......................      7           7           7           7           7               2
     Dividends from affiliated
       companies......................     37          60          45          30          25              --

Less:
     Interest capitalized.............     (6)        (13)        (17)         (2)         (1)             --
                                        -----       -----       -----       -----       -----          ------
        Income as adjusted............  $ 448       $ 378       $ 115       $   7       $  97          $   (1)
                                        =====       =====       =====       =====       =====          ======

Fixed charges:
    Interest expensed and
      capitalized.....................     49          53          73          72          85              23
    Estimate of interest within rental
      expense.........................      9           9          12          11          13               3
                                        -----       -----       -----       -----       -----          ------
        Fixed charges.................  $  58       $  62       $  85       $  83       $  98          $   26
                                        =====       =====       =====       =====       =====          ======

Ratio of Earnings to Fixed
  Charges(2)..........................   7.72        6.10        1.35        0.08        0.99           (0.04)

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(1) Includes restructuring and other items of $7 million for the three months ended March 31, 2003, $17 million for the year ended December 31, 2002, $86 million for the year ended December 31, 2001, $107 million for the year ended December 31, 2000 and $61 million for the year ended December 31, 1999.

(2) Earnings for the quarter ended March 31, 2003, and the years ended December 31, 2002, and 2001, would have to be $27 million, $1 million and $76 million higher, respectively, in order to achieve a one-to-one ratio.
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